                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 14D-9

                   Solicitation/Recommendation Statement Under
                             Section 14(d)(4) of the
                         Securities Exchange Act of 1934
                              (Amendment No._____)

                              CASTLE & COOKE, INC.
                            (Name of Subject Company)

                              CASTLE & COOKE, INC.
                       (Name of Persons Filing Statement)

                           COMMON STOCK, NO PAR VALUE
                         (Title of Class of Secuirities)

                                    148433105
                      (CUSIP Number of Class of Securities)

                                  Edward Roohan
                            10900 Wilshire Boulevard
                          Los Angeles, California 90024
                            Telephone: (310) 208-6055
(Name, address and telephone numbers of person authorized to receive notices and communications on behalf of the persons filing statement)

                                   Copies to:

                                  Mary Garnett
                            10900 Wilshire Boulevard
                          Los Angeles, California 90024
                            Telephone: (310) 209-3803

/X/ CHECK THE BOX IF THE FILING RELATES SOLELY TO PRELIMINARY COMMUNICATIONS MADE BEFORE THE COMMENCEMENT OF A TENDER OFFER.

                                  EXHIBIT INDEX

    Exhibit
     Number                        Exhibit Description
     a-5.1      Press Release issued by Castle & Cooke, Inc. on May 22, 2000.




                                       2